As filed with the U.S. Securities and Exchange Commission on November 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Third Point Reinsurance Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	6331	98-1039994
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Waterloo Lane

Pembroke, Bermuda, HM 08

(441) 542 3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agent Solutions, Inc.

99 Washington Avenue

Suite 1008

Albany, NY 12260

(888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Janice R. Weidenborner Executive Vice President, Group General Counsel and Secretary Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke, Bermuda HM 08 (441) 542 3300

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common shares, $0.10 par value per share (1)		$	$	$

(1)	Includes common shares exercisable upon the exercise of outstanding warrants.
(2)	An unspecified amount of common shares are being registered as may from time to time be sold at unspecified prices. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder also include such indeterminate number of common shares as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(3)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act to defer payment of the entire registration fee.

PROSPECTUS

Third Point Reinsurance Ltd.

Common Shares

This prospectus relates to the resale, from time to time, of our common shares, par value $0.10 per share, by the selling shareholders named in the prospectus. Any selling shareholder may offer and sell our common shares held by them directly or through underwriters, agents or broker-dealers, in amounts, at prices and on terms that will be determined at the time of the offer and sale. For more information, see “Plan of Distribution.” We will not receive any proceeds from sales of the shares offered by the selling shareholders pursuant to this prospectus, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions.

The common shares of Third Point Reinsurance Ltd. are listed on the New York Stock Exchange under the symbol TPRE. The last reported sale price of our common shares on November 10, 2017 was $16.85 per share.

Investing in our common shares involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes our common shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which would include our common shares) are listed on an “Appointed Stock Exchange” (which would include the NYSE). In granting the general permission the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is November 13, 2017.

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates or requires, as used in this prospectus, references to “we,” “our,” “us,” “TPRE” and the “Company,” refer to Third Point Reinsurance Ltd. and its directly and indirectly owned subsidiaries, including Third Point Reinsurance Company Ltd. (“Third Point Re”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), as a combined entity, except where otherwise stated or where it is clear that the terms mean only Third Point Reinsurance Ltd. exclusive of its subsidiaries.

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders over time may offer and sell our common shares in one or more offerings or resales. This prospectus provides you with a general description of common shares the selling shareholders may offer. Under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholders. Any prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

The rules of the SEC allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Neither we, the selling shareholders nor any underwriters have authorized anyone to provide you with different information or to make any representations other than those contained or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus and any accompanying prospectus supplement in any jurisdiction in which it is unlawful to make such offer or solicitation.

You should not assume that the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.

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OUR COMPANY

We are a holding company domiciled in Bermuda. Through our reinsurance subsidiaries, Third Point Re and Third Point Re USA, we provide specialty property and casualty reinsurance products to insurance and reinsurance companies on a worldwide basis. Our goal is to deliver attractive equity returns to our shareholders by combining profitable reinsurance underwriting with superior investment management provided by Third Point LLC, our investment manager. We believe that our reinsurance and investment strategy differentiates us from our competitors.

Our reinsurance strategy is to be highly opportunistic and disciplined. During periods of extremely competitive or soft reinsurance market conditions, we intend to be selective with regard to the amount and type of reinsurance we write and conserve our risk-taking capital for periods when market conditions are more favorable to us from a pricing and terms and conditions perspective.

Our senior management team has significant senior leadership and underwriting experience in the reinsurance industry. We believe that our experience and longstanding relationships with our insurance and reinsurance company clients, senior reinsurance brokers, insurance regulators and rating agencies are an important competitive advantage.

Substantially all of our investable assets are managed by our investment manager, Third Point LLC, which is wholly owned by Daniel S. Loeb, one of our founding shareholders. Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $14.3 billion in assets as of December 31, 2016. We directly own our investments, which are held in separate accounts and are managed by Third Point LLC on substantially the same basis as its main hedge funds, including Third Point Partners L.P., the original Third Point LLC hedge fund.

Our reinsurance strategy is to build a portfolio that generates stable underwriting results, with margins commensurate with the amount of risk assumed, by opportunistically targeting sub-sectors of the market and specific situations where reinsurance capacity and alternatives may be constrained. Our management team has differentiated expertise that allows us to identify profitable reinsurance opportunities. The level of volatility in our reinsurance portfolio will be determined by market conditions, but will typically be lower than that of most other reinsurance companies. We manage reinsurance volatility by predominantly focusing on lines of business that have historically demonstrated more stable return characteristics. We seek to further manage the volatility of our reinsurance results by writing reinsurance contracts on a quota share basis, where we assume an agreed percentage of premiums and losses for a portfolio of insurance policies or reinsurance contracts. We also make use of contractual terms and conditions within our reinsurance contracts that may include individual or aggregate loss occurrence limits, which limit the dollar amount of loss that we can incur from a particular occurrence or series of occurrences within the term of the reinsurance contract; loss ratio caps, which limit the maximum loss we can incur pursuant to a contract to a defined loss ratio; sliding scale commissions that vary in accordance with the client’s performance; loss corridors, which limit the dollar amount of loss within a contract structure; and sub-limits and exclusions for specific risks not covered by a particular reinsurance contract.

Our investment strategy distinguishes us from most other reinsurers, who typically concentrate their investment portfolios on long-only, investment grade, shorter-term, fixed income securities. As implemented by our investment manager, Third Point LLC, our investment strategy is intended to achieve superior risk-adjusted returns by deploying capital in both long and short investments with favorable risk/reward characteristics across select asset classes, sectors and geographies. Third Point LLC identifies investment opportunities via a bottom-up, value-oriented approach to single security analysis supplemented by a top-down view of portfolio and risk management. Third Point LLC seeks dislocations in certain areas of the capital markets or in the pricing of particular securities and supplements single security analysis with an approach to portfolio construction that includes sizing each investment based on upside/downside calculations, all with a view towards appropriately positioning and managing overall exposures. Dislocations in capital markets refer to any major movements in prices of the capital markets as a whole, certain segments of the market, or a specific security. If Third Point LLC has what it considers to be a differentiated view from the perceived market sentiment with respect to such movement, Third Point LLC may trade securities in our investment accounts based on that differentiated view. If the ultimate market reaction with respect to the event or movement ultimately proves to be closer to Third Point LLC’s original viewpoint, we may have investment gains in our investment portfolio as a result of the shift in market sentiment. Through our investment manager, Third Point LLC, we make investments globally, in both developed and emerging markets, in all sectors, and in equity, credit, commodity, currency, options and other instruments.

For further discussion of our company, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus. Our principal executive offices are located at 3 Waterloo Lane, Pembroke, Bermuda, HM 08, and our telephone number at that address is (441-542-3300).

RISK FACTORS

Investing in our common shares involves a high degree of risk. Our reputation, business, financial position, results of operations and cash flows are subject to various risks. You should consider and read carefully all of the risks and uncertainties described below and in any accompanying prospectus supplement, as well as other information included or incorporated by reference in this prospectus, including our financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as in our Quarterly Reports on Form 10-Q, each of which is incorporated by reference in this prospectus, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us could materially and adversely affect our reputation, business, financial position, results of operations or cash flows. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Relating to Our Business

Our results of operations fluctuate from period to period and may not be indicative of our long-term prospects.

The performance of our reinsurance operations and our investment portfolio fluctuate from period to period. Fluctuations result from a variety of factors, including:

•	the performance of our investment portfolio;

•	reinsurance contract pricing;

•	our assessment of the quality of available reinsurance opportunities;

•	the volume and mix of reinsurance products we underwrite;

•	loss experience on our reinsurance liabilities; and

•	our ability to assess and integrate our risk management strategy properly.

In particular, we seek to underwrite products and make investments to achieve a favorable return on equity over the long term. In addition, our opportunistic nature and focus on long-term growth in book value will result in fluctuations in total premiums written from period to period as we concentrate on underwriting contracts that we believe will generate better long-term, rather than short-term, results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit.

The reinsurance industry is highly competitive. We compete with major reinsurers, many of which have substantially greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance or reinsurance risk. Competition in the types of business that we underwrite is based on many factors, including:

•	price of reinsurance coverage;

•	the general reputation and perceived financial strength of the reinsurer;

•	relationships with reinsurance brokers;

•	terms and conditions of products offered;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and reputation; and

•	the experience and reputation of the members of our underwriting team in the particular lines of reinsurance we seek to underwrite.

Our competitors include, among others, Alleghany Corporation, Arch Capital Group Ltd., AXIS Capital Holdings Ltd., Chubb Limited, Everest Re Group, Ltd., Greenlight Reinsurance Ltd., Hamilton Insurance Group Ltd., Hannover Rückversicherung AG, Maiden Holdings Ltd., Münchener Rückversicherungs-Gesellschaft AG., PartnerRe Ltd., Swiss Re Limited, Tokio Marine Holdings, Inc., Watford Re Ltd. and XL Group Ltd.

We cannot assure you that we will be able to compete successfully in the reinsurance market. Our failure to compete effectively would significantly and negatively affect our financial condition and results of operations and may increase the likelihood that we are deemed to be a passive foreign investment company or an investment company. See “Risks Relating to Insurance and Other Regulation—We are subject to the risk of becoming an investment company under U.S. federal securities law” and “Risks Relating to Taxation—United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares.”

If actual renewals of our existing contracts do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected.

Many of our contracts are written for a one-year term. In our financial forecasting process, we make assumptions about the renewal of certain prior year’s contracts. The insurance and reinsurance industries have historically been cyclical businesses with periods of intense competition, often based on price. If actual renewals do not meet expectations or if we choose not to write on a renewal basis because of pricing conditions, our premiums written in future years and our future operations would be materially adversely affected.

The inherent uncertainty of models and the use of such models as a tool to evaluate risk may have an adverse effect on our financial results.

We make use of quantitative models to evaluate potential reinsurance transactions, to reserve for transactions once they are bound and to assess our risk related to our reinsurance and investment portfolios. These models have been developed internally and in some cases they make use of third party software. The construction of these models and the selection of assumptions requires significant actuarial judgment. Furthermore, these models typically rely on either cedent or industry data, both of which may be incomplete or may be subject to errors. Given the inherent uncertainty in these models as well as the underlying assumptions and data, the results of our models may not accurately address the emergence of a variety of matters which might impact certain of our coverages. Accordingly, these models may understate the exposures we are assuming and our financial results may be adversely affected, perhaps significantly. Any such impact could also be felt across our reinsurance contract portfolio, since similar models and judgment are used in analyzing the majority of our transactions.

Operational risks, including human or systems failures, are inherent in our business.

Operational risks and losses can result from many sources including fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements or information technology failures.

We believe our modeling, underwriting and information technology and application systems are critical to our business and reputation. Moreover, our technology and applications are an important part of our underwriting process and our ability to compete successfully. We have licensed certain systems and data from third parties. We cannot be certain that we will have access to these, or comparable systems, or that our technology or applications will continue to operate as intended. In addition, we cannot be certain that we would be able to replace these systems without slowing our underwriting response time. A major defect or failure in our internal controls or information technology and application systems could result in management distraction, harm to our reputation, a loss or delay of revenues or increased expense.

Technology breaches or failures, including those resulting from a malicious cyber-attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business.

We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business, banking and investment partners depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, theft, terrorist attacks, computer viruses, hackers and general technology failures.

We believe that we have established and implemented appropriate security measures, controls and procedures to safeguard our information technology systems and to prevent unauthorized access to such systems and any data processed or stored in such systems, and we periodically evaluate and test the adequacy of such systems, controls and procedures. In addition, we have established a business continuity plan which is designed to ensure that we are able to maintain all aspects of our key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of our information technology systems. Our business continuity plan is routinely tested and evaluated for adequacy. Despite these safeguards, disruptions to and breaches of our information technology systems are possible and may negatively impact our business.

It is possible that insurance policies we have in place with third parties would not entirely protect us in the event that we experienced a breach, interruption or widespread failure of our information technology systems. Furthermore, we have not secured insurance coverage designed to specifically protect us from an economic loss resulting from such events.

Although we have never experienced any known or threatened cases involving unauthorized access to our information technology systems or unauthorized appropriation of the data contained within such systems, we have no assurance that such technology breaches will not occur in the future.

We may not be able to manage our growth effectively.

We intend to continue to grow our business in the future. In February 2015, we began reinsurance operations in the United States through Third Point Re USA. This expansion, and future expansions and new physical presence, could require additional capital, systems development and skilled personnel. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. Additionally, as we grow, the ability of our management to source sufficient reasonably priced reinsurance business in the segments we target may be limited. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

Our losses may exceed our loss reserves, which could significantly and negatively affect our business.

Our results of operations and financial condition depends upon our ability to assess accurately the potential losses associated with the risks we reinsure. Reserves are estimates of claims an insurer ultimately expects to pay, based upon facts and circumstances known at the time, predictions of future events, estimates of future trends in claim severity and other variable factors. The inherent uncertainties of estimating loss reserves generally are greater for reinsurance companies as compared to primary insurers, primarily due to:

•	the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•	the diversity of development patterns among different types of reinsurance treaties; and

•	heavier reliance on the client for information regarding claims.

Actual losses and loss adjustment expenses paid may deviate substantially from the estimates of our loss reserves, to our detriment. If we determine our loss reserves to be inadequate, we will increase our loss reserves with a corresponding reduction in our net income in the period in which we identify the deficiency. Such a reduction would negatively affect our results of operations. If our losses exceed our loss reserves, our financial condition may be significantly and negatively affected.

As a recently formed reinsurance company, we do not have the benefit of extended loss experience with our cedents. With additional time, we may determine that our cedents’ loss emergence, incurred and payment patterns are different from those implied in the original submission data. Consequently, we may experience greater than average deviation in our loss reserve estimates when compared to our more established competitors.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition and results of operations.

Although we seek to mitigate our loss exposure through a variety of methods, property and casualty reinsurance risk is inherently unpredictable. It is difficult to predict the timing, frequency and severity of loss events with statistical certainty or estimate the amount of loss any given occurrence will generate. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events and, to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

We seek to manage reinsurance volatility by focusing on lines of business that have historically demonstrated more stable return characteristics, such as property quota share, auto, and workers’ compensation. These lines of business are often characterized as having exposure to higher frequency and lower severity claims activity, although this has not always been the case. We seek to further manage the volatility of our reinsurance results by writing contracts on a quota share basis and through the use of contractual terms and conditions, such as loss ratio caps, within our reinsurance contracts. However, there can be no assurance that these terms and conditions will be effective in mitigating our exposure. The failure or ineffectiveness of any of our terms and conditions could have a material adverse effect on our financial condition and results of operations.

We also write reinsurance contracts that seek to provide protection against adverse development on loss reserves. We seek to provide this type of coverage only on relatively stable reserves where we agree with the client’s reserving practices and actuarially determined reserve levels.

The property and casualty reinsurance industry is highly cyclical, and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, including inflation, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry on both underwriting and investment sides.

As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to high levels of available underwriting capacity as well as periods when shortages of capacity have permitted favorable premium levels and changes in terms and conditions. The supply of available reinsurance capital has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers.

Continued increases in the supply of reinsurance may have consequences for us and for the reinsurance industry generally, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions. As a result, we may be unable to fully execute our reinsurance strategy of selling lower-volatility business. The effects of cyclicality could significantly and negatively affect our financial condition and results of operations and could limit their comparability from period to period and year over year.

The effect of emerging claim and coverage issues on our business is uncertain.

As industry practices and legal, judicial and regulatory conditions change, unexpected issues related to claims and coverage may emerge. Various provisions of our contracts, such as limitations or exclusions from coverage or choice of forum, may be difficult to enforce in the manner we intend, due to, among other things, disputes relating to coverage and choice of legal forum. These issues may adversely affect our business by either extending coverage beyond the period that we intended or by increasing the number or size of claims. In some instances, these changes may not manifest themselves until many years after we have issued insurance or reinsurance contracts that are affected by these changes. As a result, we may not be able to ascertain the full extent of our liabilities under our insurance or reinsurance contracts for many years following the issuance of our contracts. The effects of unforeseen development or substantial government intervention could adversely impact our ability to adhere to our goals.

A downgrade or withdrawal of our A.M. Best rating would significantly and negatively affect our ability to implement our business strategy successfully.

Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of reinsurers. A.M. Best has assigned each of our reinsurance company subsidiaries a financial strength rating of A- (Excellent), which is the fourth highest of 15 ratings that A.M. Best issues. This rating reflects the rating agency’s opinion of the applicable insurer’s financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our shares. A.M. Best periodically reviews our rating, and may revise it downward or revoke it at its sole discretion based primarily on its analysis of our balance sheet strength, operating performance and business profile. Factors which may affect such an analysis include:

•	if we change our business practices from our organizational business plan in a manner that no longer supports A.M. Best’s initial rating;

•	if unfavorable financial or market trends impact us;

•	if losses exceed loss reserves;

•	if we are unable to retain our senior management and other key personnel;

•	if our investment portfolio incurs significant losses; or

•	if A.M. Best alters its capital adequacy assessment methodology in a manner that would adversely affect the rating of Third Point Re or Third Point Re USA.

If A.M. Best downgrades the rating of either of Third Point Re or Third Point Re USA below A- (Excellent), places either reinsurer on credit watch or withdraws its rating, we could be severely limited or prevented from writing any new reinsurance contracts from the affected reinsurer which would significantly and negatively affect our ability to implement our business strategy. A downgrade may also require us to establish trusts or post letters of credit for ceding company clients. In addition, almost all of our reinsurance contracts provide the client with the right to terminate the agreement or require us to transfer premiums on a funds withheld basis if our A- (Excellent) A.M. Best rating is downgraded.

In February 2015, Third Point Re (USA) Holdings Inc., our wholly owned subsidiary, completed a public offering of $115.0 million in aggregate principal amount of 7.0% senior notes due 2025 (the “Senior Notes”). The Senior Notes are fully and unconditionally guaranteed (the “Guarantee”) by Third Point Reinsurance Ltd. In certain circumstances, a downgrade of the rating assigned to the Senior Notes would result in an increase in the annual interest rate payable on the Senior Notes or, if a change of control of TPRE has also occurred, an obligation for us to make an offer to repurchase the Senior Notes at a premium. Either of these outcomes would require use of cash that we might otherwise use in operating our business; further, we may not have sufficient funds to satisfy these obligations, which could result in an event of default under the indenture governing the Senior Notes. See “Inability to service our indebtedness could adversely affect our liquidity and financial condition and could potentially result in a downgrade or withdrawal of our credit ratings, any of which would adversely affect our ability to implement our business strategy.”

A significant decrease in our capital or surplus could enable certain clients to terminate reinsurance agreements or to require additional collateral.

Certain of our reinsurance contracts contain provisions that permit our clients to cancel the contract or require additional collateral in the event of a downgrade in our ratings below specified levels or a reduction of our capital or surplus below specified levels over the course of the agreement. Whether a client would exercise such cancellation rights would likely depend, among other things, on the reason the provision is triggered, the prevailing market conditions, the degree of unexpired coverage and the pricing and availability of replacement reinsurance coverage.

If any such provisions were to become exercisable, we cannot predict whether or how many of our clients would actually exercise such rights or the extent to which such rights would have a significant and negative effect on our financial condition, results of operations or future prospects but they could have a significant adverse effect on our operations and our ability to post sufficient collateral for reinsurance obligations.

We are dependent on key executives, the loss of whom could adversely affect our business.

Our future success depends to a significant extent on the efforts of our senior management and our senior underwriting executives to implement our business strategy. We believe there are only a limited number of available and qualified executives with substantial experience in our industry. Accordingly, the loss of the services of one or more of the members of our senior management or other key personnel could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

We do not currently maintain key man life insurance with respect to any of our senior management. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.

In addition, our business operations require the services of a number of specialized employees to carry out day-to-day business operations. There can be no assurance that we can attract and retain the necessary employees to conduct our business activities on a timely basis or at all.

Our inability to provide collateral to certain counterparties on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.

Neither Third Point Re nor Third Point Re USA is licensed or admitted as a reinsurer in any jurisdiction other than Bermuda. Certain jurisdictions, including in the United States, do not permit insurance companies to take statutory credit for reinsurance obtained from unlicensed or non-admitted insurers unless appropriate security measures are implemented. Consequently, certain clients require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. In connection with obtaining letter of credit facilities, we are typically required to provide customary collateral to the letter of credit provider in order to secure our obligations under the facility. Our ability to provide collateral, and the costs at which we provide collateral, is primarily dependent on the composition of our investment portfolio.

Typically, both letters of credit and collateral trust agreements are collateralized with cash or fixed-income securities. Banks may be willing to accept our investment portfolio as collateral, but on terms that may be less favorable to us than reinsurance companies that invest solely or predominantly in fixed-income securities. The inability to renew, maintain or obtain letters of credit or to source acceptable collateral for letters of credit or collateral trust agreements may significantly limit the amount of reinsurance we can write or require us to modify our investment strategy.

We expect to need additional collateral capacity as we grow, and if we are unable to renew, maintain or increase our collateral capacity or are unable to do so on commercially acceptable terms, such a development could significantly and negatively affect our ability to implement our business strategy.

Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors.

Third Point Reinsurance Ltd. is a holding company that conducts no reinsurance operations of its own. The majority of our reinsurance operations are conducted through our wholly-owned operating subsidiaries, Third Point Re and Third Point Re USA. Our cash flows currently consist primarily of dividends and other permissible payments from Third Point Re and Third Point Re USA. Third Point Reinsurance Ltd. depends on such payments to receive funds to meet its obligations, including the payment of any dividends and other distributions to our shareholders and any payment obligations in respect of its guarantee of the Senior Notes issued by Third Point Re (USA) Holdings Inc. (“TPRUSA”) in February 2015. See “Inability to service our indebtedness could adversely affect our liquidity and financial condition and could potentially result in a downgrade or withdrawal of our credit ratings, any of which would adversely affect our ability to implement our business strategy.”

In order to remain in compliance with the Net Worth Maintenance Agreement, we must have committed funds sufficient to, and must continue to, maintain a minimum level of capital at Third Point Re USA of $250.0 million. Failure to maintain the minimum level of capital required by the Net Worth Maintenance Agreement could limit or prevent Third Point Re USA from paying dividends to us.

Third Point Reinsurance Ltd. is indirectly subject to Bermuda regulatory constraints placed on Third Point Re and Third Point Re USA. This affects our ability to pay dividends on the shares and make other payments. Under the Insurance Act, Third Point Re and Third Point Re USA, as Class 4 insurers, are prohibited from declaring or paying a dividend if the relevant insurer in breach of its minimum solvency margin (“MSM”), enhanced capital ratio (“ECR”) or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where either Third Point Re or Third Point USA, as Class 4 insurers, fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, they are prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

In addition, Third Point Re and Third Point Re USA, as Class 4 insurers, are prohibited from declaring or paying in any financial year dividends of more than 25% of their respective total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless they file (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least two directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the relevant insurer’s principal representative stating that the relevant insurer will continue to meet its solvency margin and minimum liquidity ratios. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.

In addition, under the Bermuda Companies Act 1981, as amended (the “Companies Act”), Bermuda companies such as Third Point Reinsurance Ltd., Third Point Re and Third Point Re USA may not declare or pay a dividend if there are reasonable grounds for believing that the relevant Bermuda company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities.

Inability to service our indebtedness could adversely affect our liquidity and financial condition and could potentially result in a downgrade or withdrawal of our credit ratings, any of which would adversely affect our ability to implement our business strategy.

In February 2015, Third Point Re (USA) Holdings Inc., our wholly owned subsidiary, completed a public offering of $115.0 million in aggregate principal amount of Senior Notes. The Senior Notes are fully and unconditionally guaranteed (the “Guarantee”) by Third Point Reinsurance Ltd.

The Senior Notes are an obligation of TPRUSA, and the Guarantee is an obligation of TPRE. Each of TPRUSA and TPRE is a holding company and, accordingly, conduct substantially all operations through their respective operating subsidiaries. As a result, TPRUSA’s cash flow and its ability to service its debt, as well as TPRE’s ability to satisfy its obligations pursuant to the Guarantee, depend upon the earnings of their respective operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to TPRUSA or TPRE, as applicable. See “Risk Factors—Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors.”

The operating subsidiaries of TPRUSA and TPRE are separate and distinct legal entities and have no obligation to pay any amounts due on the Senior Notes or the Guarantee or to provide TPRUSA or TPRE with funds for their respective payment obligations, whether by dividends, distributions, loans or other payments. There can be no assurance that our operating subsidiaries will generate sufficient cash flow from operations, or that future financing sources will be available to us in amounts sufficient to satisfy our obligations under our indebtedness, to refinance our indebtedness on acceptable terms or at all, or to fund our other business needs. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by TPRUSA’s or TPRE’s subsidiaries to TPRUSA or TPRE could be subject to statutory or contractual restrictions. Moreover, since certain of TPRUSA’s and TPRE’s respective subsidiaries are insurance companies, their ability to pay dividends to TPRUSA or TPRE, as applicable, is subject to regulatory limitations. See “Business—Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

To the extent that either TPRUSA or TPRE needs funds but its subsidiaries are restricted from making such distributions under applicable law or regulation, or are otherwise unable to distribute funds, the liquidity and financial condition of TPRUSA or TPRE, as applicable, would be adversely affected and we would potentially be unable to satisfy our obligations under the Senior Notes, the Guarantee or any other indebtedness. If we cannot service our indebtedness, the implementation of our business strategy would be impeded, and we could be prevented from entering into transactions that would otherwise benefit our business.

The rights of TPRUSA and TPRE to receive any assets of any of their respective subsidiaries upon liquidation or reorganization of such subsidiaries, and therefore the rights of the holders of the Senior Notes, to participate in those assets, will be structurally subordinated to the claims of such subsidiary’s creditors. In addition, even if TPRUSA or TPRE were a creditor of any of their respective subsidiaries, the rights of TPRUSA or TPRE, as applicable, as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it. The Senior Notes and the Guarantee would also be structurally subordinated to the rights of the holders of any preferred stock or shares issued by the subsidiaries of either TPRUSA or TPRE, as applicable, whether currently outstanding or issued hereafter. Moreover, the rights of shareholders of TPRE to receive any assets of TPRE upon liquidation or reorganization of TPRE would be subordinate to all of the foregoing claims.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business, and may otherwise place us at a competitive disadvantage compared to our competitors.

We could in the future incur additional indebtedness in addition to the Senior Notes. The indenture governing the Senior Notes does not limit the amount of additional indebtedness we may incur. Our debt combined with our other financial obligations and contractual commitments could have significant adverse consequences, including:

•	requiring us to dedicate a substantial portion of cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce the amounts available to fund working capital, the expansion of our business and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and market conditions, and exposing us to the risk of increased interest rates;

•	obligating us to additional restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;

•	making it more difficult for us to make payments on our existing or future obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

In addition, a failure to comply with the covenants under our debt instruments could result in an event of default under those instruments. In the event of an acceleration of amounts due under our debt instruments as a result of an event of default, we may not have sufficient funds and may be unable to arrange for additional financing to repay our indebtedness, and the lenders could seek to enforce security interests in the collateral securing such indebtedness.

We may not have the ability to raise the funds necessary to pay the principal of or interest on the Senior Notes.

At maturity, the entire principal amount of the Senior Notes then outstanding, plus any accrued and unpaid interest, will become due and payable. TPRUSA must pay interest in cash on the Senior Notes semi-annually on February 13 and August 13 of each year. The amount of interest payable on the Senior Notes is subject to increase from time to time in the event of a downgrade of the rating assigned to the Senior Notes or in connection with certain other events. In addition, upon the occurrence of a change of control triggering event described in the indenture governing the Senior Notes, unless we have exercised our right to redeem the Senior Notes in accordance with their terms, each holder of Senior Notes will have the right to require us to repurchase all or any part of such holder’s Senior Notes for a payment in cash described in the indenture governing the Senior Notes.

We may not have enough available cash or be able to obtain sufficient financing at the time we are required to make these payments. Furthermore, our ability to make these payments may be limited by law, by regulatory authority or by agreements governing future indebtedness. Our failure to pay interest when due, if uncured for 30 days, or our failure to pay the principal amount when due, will constitute an event of default under the indenture governing the Senior Notes. A default under the indenture could also lead to a default under agreements governing future indebtedness. If the repayment of that indebtedness is accelerated as a result, then we may not have sufficient funds to repay that indebtedness or to pay the principal of or interest on the Senior Notes.

We may need additional capital in the future in order to operate our business, and such capital may not be available to us or may not be available to us on acceptable terms. Furthermore, additional capital raising could dilute your ownership interest in our company and may cause the value of the shares to decline.

We may need to raise additional capital in the future through offerings of debt or equity securities or otherwise to:

•	fund liquidity needs caused by underwriting or investment losses;

•	replace capital lost in the event of significant reinsurance losses or adverse reserve developments;

•	satisfy letters of credit, guarantee bond requirements or other capital requirements that may be imposed by our clients or by regulators;

•	meet rating agency or regulatory capital requirements; or

•	respond to competitive pressures.

In February 2015, we completed a public offering of $115.0 million in aggregate principal amount of Senior Notes issued by TPRUSA and guaranteed by Third Point Reinsurance Ltd. pursuant to a registration statement on Form S-3. These Senior Notes are structurally senior to claims that any holders of our common shares may have on the assets of Third Point Reinsurance Ltd.

Additional capital may not be available on terms favorable to us, or at all. Further, any additional capital raised through the sale of equity could dilute your ownership interest in our company and may cause the value of our shares to decline. Additional capital raised through the issuance of debt may result in creditors having rights, preferences and privileges senior or otherwise superior to those of the holders of our shares.

We depend on our clients’ evaluations of the risks associated with their insurance underwriting, which may subject us to reinsurance losses.

In most of our quota share reinsurance business we do not separately evaluate each of the original individual risks assumed under these reinsurance contracts. We instead evaluate the underwriting processes and environment at the ceding companies we work with to assess the risks associated with their portfolios. Therefore, we are dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the clients may not have adequately evaluated the insured risks and that the premiums ceded may not adequately compensate us for the risks we assume. We also do not separately evaluate each of the individual claims made on the underlying insurance contracts. Therefore, we are dependent on the original claims decisions made by our clients. We are subject to the risk that the client may pay invalid claims, which could result in reinsurance losses for us.

The involvement of reinsurance brokers subjects us to their credit risk.

In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, remit these amounts to the ceding companies that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the client for the deficiency notwithstanding the broker’s obligation to make such payment. Conversely, in certain jurisdictions, when the client pays premiums for policies to reinsurance brokers for payment to us, these premiums are considered to have been paid and the client will no longer be liable to us for these premiums, whether or not we have actually received them. Consequently, we assume a degree of credit risk associated with reinsurance brokers around the world.

The inability to obtain business provided from brokers could adversely affect our business strategy and results of operations.

We market our reinsurance worldwide primarily through reinsurance brokers. Business placed by our reinsurance brokers that each individually contributed more than 10% of total gross premiums written from inception to December 31, 2016 were: Aon Benfield, JLT Re, Guy Carpenter & Company, LLC and Willis Re, which accounted for 26.1%, 21.9%, 13.9% and 10.1%, respectively. Affiliates of several brokers have also co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor their own reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

We may be unable to purchase reinsurance for the liabilities we reinsure, and if we successfully purchase such reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.

We have purchased, and may continue to purchase, retrocessional coverage in order to mitigate the effect of a potential concentration of losses upon our financial condition. The insolvency or inability or refusal of a reinsurer to make payments under the terms of its agreement with us could have an adverse effect on us because we remain liable to our client. From time to time, market conditions have limited, and in some cases have prevented, reinsurers from obtaining the types and amounts of retrocession that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional coverage or negotiate terms that we deem appropriate or acceptable or obtain retrocession from entities with satisfactory creditworthiness. Our failure to establish adequate retrocessional arrangements or the failure of our retrocessional arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations.

We face risks arising from future strategic transactions such as acquisitions, dispositions, mergers or joint ventures.

We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transactions could have an adverse impact on our reputation, business, results of operation or financial condition. We face a number of risks arising from these types of transaction, including financial, accounting, tax and regulatory challenges; difficulties with integration, business retention, execution of strategy, unforeseen liabilities or market conditions; and other managerial or operating risks and challenges. Any future transactions could also subject us to risks such as failure to obtain appropriate value, post-closing claims being levied against us and disruption to our other businesses during the negotiation or execution process or thereafter. Accordingly, these risks and difficulties may prevent us from realizing the expected benefits from the strategic transactions we enter into. For example, the businesses that we acquire or our strategic alliances or joint ventures may underperform relative to the price paid or resources committed by us; we may not achieve anticipated cost savings; or we may otherwise be adversely affected by transaction-related charges.

Through our strategic transactions, we may also assume unknown or undisclosed business, operational, tax, regulatory and other liabilities, fail to properly assess known contingent liabilities, or assume businesses with internal control deficiencies. Risk-mitigating provisions that we put in place in the course of negotiating and executing these transactions, such as due diligence efforts and indemnification provisions, may not be sufficient to fully address these liabilities and contingencies.

Risks Relating to Our Investment Strategy and Investment Manager

We have limited control over how our investment portfolio is allocated, and its performance depends on the ability of our investment manager, Third Point LLC, to select and manage appropriate investments.

We have engaged Third Point LLC to act as our exclusive investment manager for substantially all of our investment portfolio and to recommend appropriate investment opportunities. Although Third Point LLC is contractually obligated to follow our investment guidelines, we cannot assure shareholders as to exactly how assets will be allocated to different investment opportunities, including long and short positions and derivatives trading, which could increase the level of risk in our investment.

The performance of our investment portfolio depends to a great extent on the ability of Third Point LLC, as our investment manager to select and manage appropriate investments. We have entered into two investment management agreements with Third Point LLC, which terminate on December 22, 2021 and are subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term. We have limited ability to terminate the investment management agreements earlier. We cannot assure you that Third Point LLC will be successful in meeting our investment objectives. The failure of Third Point LLC to perform adequately could significantly and negatively affect our business, results of operations and financial condition.

The historical performance of Third Point LLC should not be considered as indicative of the future results of our investment portfolio or of our future results or of any returns expected on our common shares.

The historical returns of the funds managed by Third Point LLC are not directly linked to returns on our common shares. Although as our investment manager, Third Point LLC has agreed to invest our portfolio on substantially the same basis as Third Point LLC’s hedge funds, results for our investment portfolio could differ from results of the funds managed by Third Point LLC as a result of restrictions imposed by our investment guidelines. In addition, even if our investment portfolio generates investment income in a given period, our overall performance could be adversely affected by losses generated by our reinsurance operations. Poor performance of our investment portfolio will cause a decline in our revenue from that portfolio and will therefore have a negative effect on our financial performance

Moreover, with respect to the historical performance of funds or accounts managed by Third Point LLC, including our investment portfolio:

•	the historical performance of funds managed by Third Point LLC should not be considered indicative of the future results that should be expected from our investment portfolio; and

•	the returns of funds managed by Third Point LLC have benefited historically from investment opportunities and general market conditions that currently may not exist and may not repeat themselves, and there can be no assurance that Third Point LLC will be able to avail itself of profitable investment opportunities in the future.

The risks associated with Third Point LLC’s strategy in managing our investment portfolio may be substantially greater than the investment risks faced by other reinsurers with whom we compete.

We may derive a significant portion of our income from our investment portfolio. As a result, our operating results depend in part on the performance of our investment portfolio. We cannot assure you that Third Point LLC, as our investment manager, will successfully structure our investments in relation to our anticipated liabilities. Failure to do so could force us to liquidate investments at a significant loss or at prices that are not optimal, which could significantly and adversely affect our financial results.

The risks associated with Third Point LLC’s investment strategy may be substantially greater than the risks associated with traditional fixed-income investment strategies employed by many reinsurers with whom we compete. Third Point LLC makes investments globally, in both developed and emerging markets, in all sectors, and in equity, credit, commodity, currency, option and other instruments with a focus on event-driven situations, in which Third Point LLC believes that a catalyst, either intrinsic or extrinsic, will unlock value or alter the lens through which the greater market values a particular investment. Making long equity investments in an up or rising market may increase the risk of not generating profits on these investments and we may incur losses if the market declines. Similarly, making short equity investments in a down or falling market may increase the risk of not generating profits on these investments and we may incur losses if the market rises. The market price of our common shares may be volatile and the risk of loss may be greater when compared with other reinsurance companies.

Although we conduct our business through our Class 4 Bermuda licensed insurance subsidiaries as operating reinsurance businesses actively engaged in writing property and casualty coverage, because our investment portfolio as managed by Third Point LLC may include a very small number of futures, options on futures, swaps and other commodity interests from time to time, we are exposed to the risk that the U.S. Commodity Futures Trading Commission (the “CFTC”) could assert that our business has been operated for the purpose of trading commodity interests and that we are, therefore, a commodity pool. If this were to occur, our investment strategy and our business could be disrupted as we would be required to have a registered commodity pool operator in order to continue to include investments in commodity interests in our investment portfolio. Registered commodity pool operators are subject to disclosure, reporting and record keeping requirements with respect to the pools they operate. In addition, if it were established that we were a commodity pool, the CFTC could pursue remedies against the party or parties it deems to be the commodity pool operator, and we could under certain circumstances be required to indemnify those individuals or entities.

The termination by Third Point LLC of either our investment management agreements at the end of its term or any successive term could materially adversely affect our investment results.

We depend upon Third Point LLC, our investment manager, to implement our investment strategy. The investment management agreements, each of which terminates on December 22, 2021, are subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate either investment management agreement in question at the end of such term. If Third Point LLC chooses to terminate either investment management agreement at the end of such term, there is no assurance that we could find a suitable replacement, and if we were to find a replacement, there is no guarantee that any such replacement would provide us with comparable or better investment results.

Potential conflicts of interest with Third Point LLC may exist that could adversely affect us.

Neither Third Point LLC nor its principals, including Daniel S. Loeb, who is one of our shareholders, are obligated to devote any specific amount of time to our affairs. Affiliates of Third Point LLC manage, and expect to continue to manage, other client accounts, some of which have objectives similar to ours, including collective investment vehicles managed by Third Point LLC’s affiliates and in which Third Point LLC or its affiliates may have an equity interest. Pursuant to our investment management agreements with Third Point LLC, Third Point LLC has the exclusive right to manage our investment portfolio and is required to follow our investment guidelines and act in a manner that is fair and equitable in allocating investment opportunities to us, but the agreements do not otherwise impose any specific obligations or requirements concerning allocation of time, effort or investment opportunities to us or any restriction on the nature or timing of investments for our account and for Third Point LLC’s own account or other accounts that Third Point LLC or its affiliates may manage. Third Point LLC’s interest and the interests of its affiliates, may at times conflict, possibly to Third Point LLC’s detriment, which may potentially adversely affect our investment opportunities and returns.

Our investment portfolio may contain significant positions, which could result in large losses.

Our investment guidelines provide that as our investment manager, Third Point LLC may commit up to 15% of our assets under management to any one investment. Our investment portfolio could be subject to significant losses if it holds a relatively large position in a single issuer, industry, market or a particular type of investment that declines in value, and the losses could increase even further if the investments cannot be liquidated without adverse market reaction or are otherwise adversely affected by changes in market conditions or circumstances. As of September 30, 2017 and December 31, 2016, the net exposure of our consolidated portfolio was 78% and

77%, respectively, and the largest ten long and short positions comprised an aggregate of 54% and 12% and 43% and 21%, respectively, of our consolidated investment portfolio. Since our investment portfolio may not be widely diversified at times, it may be subject to more rapid changes in value than would be the case if the investment portfolio were required to maintain a wide diversification among companies, securities and types of securities.

We are exposed to credit risk from the possibility that counterparties may default on their obligations.

To the extent that transactions in our investment portfolio are entered into directly and not through a broker or clearinghouse, including, but not limited to, forward foreign currency transactions, swap transactions, and the purchase and sale of bonds and other fixed income securities directly from the current holder thereof, we must rely on the creditworthiness of the counterparty to the extent it is unable to immediately deliver the promised asset or cash flows in the case of cash settled transactions, net of any collateral that has been posted by or to the counterparty. The bankruptcy or insolvency of these counterparties could also result in a loss of any collateral posted against these transactions.

In addition, any prime broker or custodian through whom transactions are effected in our investment portfolio will each have a lien over assets held in a margin account with such counterparty. Further, should a prime broker or custodian become insolvent, those assets may become unavailable for redemption and potentially classified as belonging to the defaulting party. The insolvency of any such prime broker or custodian could result in the loss of a substantial portion or all of the assets held with such counterparty. Assets which are deposited with brokers as collateral against margin loss may become available to the creditors of the brokers in the event of the bankruptcy or insolvency of the broker to the extent that it is needed to satisfy obligations to the insolvent party. Any reduction in our assets as a result of a default by a prime broker could negatively affect the net asset value of our investment portfolio.

If Third Point LLC’s risk management systems are ineffective, we may be exposed to material unanticipated losses.

Third Point LLC continually refines its risk management techniques, strategies and assessment methods. However, its risk management techniques and strategies do not fully mitigate the risk exposure of its funds and managed accounts, including our investment portfolio, in all economic or market environments, or against all types of risk, including risks that they might fail to identify or anticipate. Some of Third Point LLC’s strategies for managing risk are based upon its use of historical market behavior statistics. Any failures in Third Point LLC’s risk management techniques and strategies to accurately quantify such risk exposure could limit the risk-adjusted returns of our investment portfolio. In addition, any risk management failures could cause losses in the portfolios managed by Third Point LLC, including our managed accounts, to be significantly greater than the historical measures predict. Third Point LLC’s approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in our investment portfolio.

In managing our investment portfolio, Third Point LLC may trade on margin and use other forms of financial leverage, which could potentially adversely affect our revenues.

Our investment guidelines provide Third Point LLC with the ability to trade on margin and use other forms of financial leverage. Fluctuations in the market value of our investment portfolio could have a disproportionately large effect in relation to our capital. A common metric used to determine financial leverage for accounts such as our investment portfolio is the “gross exposure” of our managed accounts. The “gross exposure” is shown as a percentage of the Net Asset Value (“NAV”) of the account, and represents the market exposure in the account (long and short) versus the NAV. In other words, if the NAV of an account is $100, and the account holds securities “long” with an aggregate market exposure of $100 (100% long), and has sold short securities with an aggregate market exposure of $25 (25% short), then the gross exposure would be 125% (i.e., $125 of investments against $100 of NAV). Any event that may adversely affect the value of positions we hold could significantly and negatively affect the net asset value of our investment portfolio and thus our results of operations.

In managing our investment portfolio, Third Point LLC engages in short sales that may subject us to unlimited loss potential.

As our investment manager, Third Point LLC routinely enters into transactions for our account in which it sells a security that we do not own, which we refer to as a short sale, in anticipation of a decline in the market value of the security. Short sales for our account theoretically will involve unlimited loss potential since the market price of securities sold short may continuously increase. If the market price of the subject security increases considerably, Third Point LLC might have to cover short sales at suboptimal prices. As of September 30, 2017, short exposure in our consolidated investment portfolio was $796.5 million consisting of 75 debt, equity and index positions, including $669.9 million over 58 positions in the equity portfolio.

Third Point LLC’s representatives’ service on boards and committees may place trading restrictions on our investments.

Third Point LLC may from time to time place its or its affiliates’ representatives on creditors’ committees or boards of certain companies in which our portfolio is invested. While such representation may enable Third Point LLC to enhance the sale value of our investments, it may also place trading restrictions on our investments.

As of the date hereof, representatives of Third Point LLC sat on the board of directors of Baxter International Inc., Enphase Energy, Inc., Hellenic Bank PLC and Sotheby’s, whose securities are publicly traded and included in our investment portfolio.

The ability to use “soft dollars” may provide Third Point LLC with an incentive to select certain brokers that may take into account benefits to be received by Third Point LLC.

Under certain circumstances and subject to compliance with the safe harbor provided by section 28(e) of the Exchange Act, Third Point LLC is entitled to use so-called “soft dollars” generated by commissions paid in connection with transactions for our investment portfolio to pay for certain categories of expenses relating to research and related services provide by brokers. Soft dollars are a means of paying brokerage firms for their services through commission revenue, rather than through direct payments. Third Point LLC’s right to use soft dollars may give Third Point LLC an incentive to select brokers or dealers for our transactions, or to negotiate commission rates or other execution terms, in a manner that takes into account the soft dollar benefits received by Third Point LLC rather than giving exclusive consideration to the interests of our investment portfolio and, accordingly, may create a conflict.

Our investment management agreements have limited termination provisions.

Our investment management agreements with Third Point LLC have limited termination provisions that restrict our ability to manage our investment portfolio outside of Third Point LLC. Because the investment management agreements contain exclusivity and limited termination provisions, we are unable to use investment managers other than Third Point LLC for so long as the agreement is in effect. The amended and restated investment management agreements were entered into in June 2016 and became effective on December 22, 2016 each with an initial term of five years, subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term. We may also terminate either investment management agreement upon the death, long-term disability or retirement of Daniel S. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC.

We may also withdraw as participants under either investment management agreement prior to the expiration of the relevant investment management agreement’s term at any time only “for cause”, which is defined as:

•	a material violation of applicable law relating to Third Point LLC’s advisory business;

•	Third Point LLC’s fraud, gross negligence, willful misconduct or reckless disregard of its obligations under the relevant investment management agreement;

•	a material breach by Third Point LLC of our investment guidelines that is not cured within a 15-day period;

•	a conviction or, a plea of guilty or nolo contendere to a felony or a crime affecting the asset management business of Third Point LLC by certain senior officers of Third Point LLC;

•	any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct against or involving us by senior officers of Third Point LLC; or

•	a formal administrative or other legal proceeding before the SEC, the CFTC, FINRA, or any other U.S. or non-U.S. regulatory or self-regulatory organization against Third Point LLC or certain key personnel which would likely have a material adverse effect on us.

In addition, we may withdraw as a participant under either investment management agreement prior to the expiration of its term if our portfolio underperforms as measured against specified benchmarks.

We may not withdraw or terminate either investment management agreement on the basis of performance other than as provided above. If we become dissatisfied with the results of the investment performance of Third Point LLC as our investment manager but the contractually specified termination threshold has not been met, we will be unable to hire new investment managers until the relevant investment management agreement expires by its terms or is terminated for cause.

Certain of our investments may have limited liquidity and lack valuation data, which could create a conflict of interest.

Our investment guidelines provide Third Point LLC, as our investment manager, with the flexibility to invest in certain securities with limited liquidity or no public market. This lack of liquidity may adversely affect the ability of Third Point LLC to execute trade orders at desired prices. To the extent that Third Point LLC invests our investable assets in securities or instruments for which market quotations or other independent pricing sources are not readily available, under the terms of the investment management agreements the valuation of such securities and instruments for purposes of compensation to Third Point LLC will be determined by Third Point LLC, whose determination, subject to audit verification, will be conclusive and binding in the absence of bad faith or manifest error. Because the investment management agreements give Third Point LLC the power to determine the value of securities with no readily discernible market value, and because the calculation of Third Point LLC’s fee is based on the value of the investment account, a conflict of interest may exist or arise.

U.S. and global economic downturns could harm the performance of our investment portfolio, our liquidity and financial condition and our share price.

Volatility in the United States and other securities markets may adversely affect our investment portfolio. The ability of Third Point LLC to manage our investment portfolio profitably is dependent upon conditions in the global financial markets and economic and geopolitical conditions throughout the world that are outside of our control and difficult to predict. Factors such as equity prices, equity market volatility, asset or market correlations, interest rates, counterparty risks, availability of credit, inflation rates, economic uncertainty, changes in laws or regulation (including laws relating to the financial markets generally or the taxation or regulation of the hedge fund industry), trade barriers, commodity prices, interest rates, currency exchange rates and controls, and national and international political circumstances (including governmental instability, wars, terrorist acts or security operations) can have a material impact on the value of our investment portfolio.

If Third Point LLC, as our investment manager, fails to react appropriately to difficult market, economic and geopolitical conditions, our investment portfolio could incur material losses.

Third Point LLC’s use of hedging and derivative transactions in executing trades for our account may not be successful, which could materially adversely affect our investment results.

In managing our investment portfolio, Third Point LLC may use various financial instruments both for investment purposes and for risk management purposes in order to protect against possible changes in the market value of our investment portfolio resulting from fluctuations in the securities markets and changes in interest rates, protect unrealized gains in the value of our investment portfolio, facilitate the sale of any such investments, enhance or preserve returns, spreads or gains on any investment in our investment portfolio, hedge the interest rate or currency exchange rate on certain liabilities or assets, protect against any increase in the price of any securities Third Point LLC anticipates purchasing for our account at a later date or for any other reason that Third Point LLC, as our investment manager, deems appropriate. The success of such hedging strategy will be subject to Third Point LLC’s ability to correctly assess the degree of correlation between the performance of the instruments used in the hedging strategy and the performance of the investments in the portfolio being hedged. Since the characteristics of many securities change as markets change or time passes, the success of such hedging strategy will also be subject to Third Point LLC’s ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. While Third Point LLC may enter into hedging transactions for our account to seek to reduce risk, such transactions may result in a poorer overall performance for our investment portfolio than if it had not engaged in any such hedging transactions. For a variety of reasons, in managing our investment portfolio Third Point LLC may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent Third Point LLC from achieving the intended hedge or expose our investment portfolio to risk of loss.

Our investment portfolio may from time to time include investments in mortgage-backed securities and other asset-backed securities, whose investment characteristics differ from corporate debt securities.

Our investment portfolio may from time to time be invested in mortgage-backed securities and other asset-backed securities, whose investment characteristics differ from corporate debt securities. Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that principal may be prepaid at any time because the underlying mortgage loans or other assets generally may be prepaid at any time. Mortgage-backed securities and asset-backed securities may also be subject to call risk and extension risk. For example, because homeowners have the option to prepay their mortgages, the duration of a security backed by home mortgages can either shorten or lengthen.

In general, if interest rates on new mortgage loans fall sufficiently below the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to increase. Conversely, if mortgage loan interest rates rise above the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to decrease. In either case, a change in the prepayment rate can result in losses to investors. If our investment portfolio includes securities that are subordinated to other interests in the same mortgage pool, we may only receive payments after the pool’s obligations to other investors have been satisfied. In addition, our investment portfolio may, from time to time, be invested in structures commonly known as “Re-REMICS,” in which case a trust is further split between a senior tranche and a junior tranche. Third Point LLC usually buys the junior tranche for its funds and the accounts it manages in such circumstances. An unexpectedly high rate of default on mortgages held by a mortgage pool may limit substantially the pool’s ability to make payments to holders of such securities, reducing the value of those securities or rendering them worthless. The risk of such defaults is generally higher in the case of mortgage pools that include “sub-prime” mortgages. Changes in laws and other regulatory developments relating to mortgage loans may impact the investments of our portfolio in mortgage-backed securities in the future.

Our investment portfolio may include investments in securities of issuers based outside the United States, including emerging markets, which may be riskier than securities of U.S. issuers.

Under our investment guidelines, Third Point LLC may invest in securities of issuers organized or based outside the United States that may involve heightened risks in comparison to the risks of investing in domestic securities, including unfavorable changes in currency rates and exchange control regulations, reduced and less reliable information about issuers and markets, less stringent accounting standards, illiquidity of securities and markets, higher brokerage commissions, transfer taxes and custody fees, local economic or political instability and greater market risk in general. In particular, investing in securities of issuers located in emerging market countries involves additional risks, such as exposure to economic structures that are generally less diverse and mature than, and to political systems that can be expected to have less stability than, those of developed countries. Other characteristics of emerging market countries that may affect investment in their markets include certain national policies that may restrict investment by foreigners in issuers or industries deemed sensitive to relevant national interests and the absence of developed legal structures governing private and foreign investments and private property. The typically small size of the markets for securities of issuers located in emerging markets and the possibility of a low or nonexistent volume of trading in those securities may also result in a lack of liquidity and in price volatility of those securities. In addition, dividend and interest payments from and capital gains in respect of certain foreign securities may be subject to foreign taxes that may or may not be reclaimable. Finally, many transactions in these markets are executed as a “total return swap” or other derivative transaction with a financial institution counterparty, and as a result our investment portfolio has counterparty credit risk with respect to such counterparty.

Third Point LLC’s role as an engaged investor in special situation and distressed investments may subject us, Third Point Re or Third Point Re USA to increased risks including the incurrence of additional legal or other expenses.

As our investment manager, Third Point LLC may invest a portion of our investment portfolio in special situation companies. This generally involves investments in securities of companies in event-driven special situations such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Third Point LLC may also invest our portfolio in securities of issuers in weak financial condition, experiencing poor operating results, having substantial financial needs or negative net worth or facing special competitive or product obsolescence issues or that are involved in bankruptcy reorganization proceedings, liquidation or other corporate restructuring. Investments of this type involve substantial financial business risks that can result in substantial or total losses. Among the problems involved in assessing and making investments in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. The market prices of the securities of such issuers are also subject to abrupt and erratic market movements and above average price volatility and the spread between the bid and asked prices of such securities may be greater than normally expected. It may take a number of years for the market prices of such securities to reflect their intrinsic values, if at all. It is anticipated that some of such securities may not be widely traded, and that a position in such securities may be substantial in relation to the market for such securities.

As a consequence of Third Point LLC’s role as an engaged investor in special situation and distressed investments, our investment portfolio may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed or special situations, litigation often follows when disgruntled shareholders, creditors, and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Third Point LLC may have controlling or influential positions in the companies. Some of the claims that can be asserted against Third Point LLC as a distressed investor include: aiding and abetting breach of fiduciary duty; equitable subordination of the investor’s claims; recharacterization of the investor’s claims; and preference or fraudulent transfer claims. Third Point LLC’s use of short-selling for its funds and the accounts it manages has subjected, and may continue to subject Third Point LLC and the short sellers to increased risk of litigation. Lawsuits can be brought against short sellers of a company’s stock to discourage short selling. Among other claims, these suits may allege libel, conspiracy, and market manipulation.

Third Point LLC’s diminution or loss of service or loss of key employees could materially adversely affect our investment results.

We depend upon Third Point LLC, as our investment manager, to implement our investment strategy. All investment decisions with respect to our investment portfolio are made by Third Point LLC, subject to our investment guidelines, under the general supervision of Daniel S. Loeb. As a result, the success of our investment strategy depends largely upon the abilities of Mr. Loeb. While we may terminate our investment management agreements with Third Point LLC upon the death, long-term disability or retirement of Mr. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC, no assurance can be given that a suitable replacement could be found.

The compensation arrangements of Third Point LLC, as our investment manager, may create an incentive to effect transactions that are risky or speculative.

Our investment management agreements each provide for the following two forms of compensation to be paid to Third Point LLC and TP GP:

•	Third Point LLC is entitled to a management fee of 1.5% annually, charged monthly, based on net assets under management; and

•	TP GP is entitled to performance compensation based on the appreciation, including unrealized appreciation, in the value of our investment portfolio equal to 20% of net profits, subject to a loss carryforward provision.

While the performance compensation arrangement provides that losses will be carried forward as an offset against net profits in subsequent periods, Third Point LLC generally will not otherwise be penalized for realized losses or decreases in the value of our portfolio. These performance compensation arrangements may create an incentive for Third Point LLC as our investment manager to engage in transactions that focus on the potential for short-term gains rather than long-term growth or that are particularly risky or speculative.

Increased regulation or scrutiny of alternative investment advisers and certain trading methods such as short selling may affect Third Point LLC’s ability to manage our investment portfolio or affect our business reputation.

The regulatory environment for investment managers is evolving, and changes in the regulation of managers may adversely affect the ability of Third Point LLC to effect transactions in our investment portfolio that utilize leverage or to pursue its trading strategies in managing our investment portfolio. In addition, the securities and futures markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. The regulation of derivatives transactions and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial action. Any future regulatory change could have a significant negative impact on our financial condition and results of operations.

In addition, a number of states and municipal pension plans have adopted so-called “pay-to-play” laws, regulations or policies that prohibit, restrict or require disclosure of payments to (and/or certain contacts with) state officials by individuals and entities seeking to do business with state entities, including investments by public retirement funds. The SEC also has adopted rules that, among other things, prohibit an investment adviser from providing advisory services for compensation to a government client for a period of up to two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. If Third Point LLC, its employees or affiliates or any service providers acting on their behalf, including, without limitation, a placement agent, fail to comply with such pay-to-play laws, regulations or policies, such non-compliance could have an adverse effect on Third Point LLC and our investment portfolio.

As our investment manager, Third Point LLC routinely engages in short selling for our account in managing our investments. Short sale transactions have been subject to increased regulatory scrutiny, including the imposition of restrictions on short selling certain securities and reporting requirements. Third Point LLC’s ability to execute a short selling strategy in managing our investment portfolio may be materially and adversely impacted by temporary or new permanent rules, interpretations, prohibitions, and restrictions adopted in response to these adverse market events. Temporary restrictions or prohibitions on short selling activity may be imposed by regulatory authorities with little or no advance notice and may impact prior and future trading activities of our investment portfolio. Additionally, the SEC, its non-U.S. counterparts, other governmental authorities or self-regulatory organizations may at any time promulgate permanent rules or interpretations consistent with such temporary restrictions or that impose additional or different permanent or temporary limitations or prohibitions. The SEC might impose different limitations or prohibitions on short selling from those imposed by various non-U.S. regulatory authorities. These different regulations, rules or interpretations might have different effective periods.

Regulatory authorities may, from time to time, impose restrictions that adversely affect our ability to borrow certain securities in connection with short sale transactions. In addition, traditional lenders of securities may be less likely to lend securities under certain market conditions. As a result, Third Point LLC may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing. We may also incur additional costs in connection with short sale transactions effected in our investment portfolio, including in the event that Third Point LLC is required to enter into a borrowing arrangement for our account in advance of any short sales. Moreover, the ability to continue to borrow a security is not guaranteed and our account will be subject to strict delivery requirements. The inability to deliver securities within the required time frame may subject us to mandatory close out by the executing broker-dealer. A mandatory close out may subject us to unintended costs and losses. Certain action or inaction by third parties, such as executing broker-dealers or clearing broker-dealers, may materially impact our ability to effect short sale transactions in our investment portfolio.

An increase in Third Point LLC’s assets under management may adversely affect the returns of our investment portfolio.

It is possible that if the amount of assets Third Point LLC manages for us, in its funds and for other accounts it manages were to increase materially, it could be more difficult for Third Point LLC to invest profitably for those accounts because of the difficulty of trading larger positions without adversely affecting prices and managing risks associated with larger positions. In addition, there can be no assurance that there will be appropriate investment opportunities to accommodate future increase in assets under management, which may force Third Point LLC to modify its investment decisions for the accounts it manages because it cannot deploy all the assets in a manner it desires. Furthermore, due to the overlap of strategies and investments across many of the portfolios managed by Third Point LLC, including its hedge funds, the accounts may be adversely affected in the event of rapid or large liquidations of investment positions held by the accounts due to a lack of liquidity resulting from large position sizes in the same investments held by the other accounts.

Risks Relating to Insurance and Other Regulations

Any suspension or revocation of our subsidiaries’ reinsurance licenses would materially impact our ability to do business and implement our business strategy.

Our subsidiaries Third Point Re and Third Point Re USA are licensed as reinsurers only in Bermuda and we do not plan to seek licenses in any other jurisdiction. The suspension or revocation of Third Point Re or Third

Point Re USA’s license to do business as a reinsurance company in Bermuda for any reason would mean that we would not be able to enter into any new reinsurance contracts until the suspension ended or Third Point Re or Third Point Re USA became licensed in another jurisdiction. Any such suspension or revocation of our license would negatively impact our reputation in the reinsurance marketplace and could have a material adverse effect on our results of operations.

If we become subject to insurance statutes and regulations in jurisdictions other than Bermuda or there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.

Third Point Re and Third Point Re USA, our wholly owned operating subsidiaries, are registered Bermuda Class 4 insurers. As such, they are subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require each of Third Point Re and Third Point Re USA, among other things, to:

•	maintain a minimum level of capital, surplus and liquidity;

•	satisfy solvency standards;

•	restrict the payment of dividends and distributions;

•	deliver notification to the BMA of changes in ownership of our common shares beyond and between certain thresholds specified in the Insurance Act;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda; and

•	provide for the performance of certain periodic examinations of Third Point Re and Third Point Re USA and their financial condition.

These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda even in the event we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations of any particular jurisdiction could significantly and adversely affect our business by limiting our ability to conduct business in that jurisdiction and by subjecting us to penalties and fines.

In addition, the BMA could revoke or suspend Third Point Re or Third Point Re USA’s license in certain circumstances, including circumstances in which (i) it is shown that false, misleading or inaccurate information has been supplied to the BMA by Third Point Re or Third Point Re USA or on their behalf for the purposes of any provision of the Insurance Act; (ii) Third Point Re and Third Point Re USA has ceased to carry on business; (iii) Third Point Re or Third Point Re USA has persistently failed to pay fees due under the Insurance Act; (iv) Third Point Re or Third Point Re USA has been shown to have not complied with a condition attached to its registration or with a requirement made of them under the Insurance Act or any related regulations and insurance accounting rules; (v) we are convicted of an offence against a provision of the Insurance Act or related regulations; (vi) Third Point Re or Third Point Re USA is, in the opinion of the BMA, found not to have been carrying on business in accordance with sound insurance principles; or (vii) if any of the minimum criteria for registration under the Insurance Act is not or will not have been fulfilled. If the BMA were to suspend or revoke Third Point Re or Third Point Re USA’s licenses we could lose our exception under the U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act”. See “We are subject to the risk of becoming an investment company under U.S. federal securities law.”

We are subject to the risk of becoming an investment company under U.S. federal securities law.

The Investment Company Act, regulates certain companies that invest in or trade securities. We rely on an exception under the Investment Company Act that is available to a company organized and regulated as a foreign insurance company which is engaged primarily and predominantly in the reinsurance of risks on insurance agreements. The law in this area has not been well developed and there is a lack of guidance as to the meaning of “primarily and predominantly” under the relevant exception under the Investment Company Act. For example, there is no standard for the amount of premiums that need be written relative to the level of a company’s capital in order to qualify for the exception. If this exception were deemed inapplicable to us, we would have to seek to register under the Investment Company Act as an investment company, which, under the Investment Company Act, would require an order from the SEC. Our inability to obtain such an order could have a significant adverse impact on our business.

Assuming that we were permitted to register as an investment company, registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, our ability to raise additional debt and equity securities or issue stock options or warrants (which could impact our ability to compensate key employees), financial leverage, dividends, board of director composition and transactions with affiliates. Accordingly, if we were required to register as an investment company we would not be able to operate our business as it is currently conducted, nor would we be permitted to have many of the relationships that we have with our affiliated companies. Accordingly, we likely would not be permitted to engage Third Point LLC as our investment manager, unless we obtained the board and shareholder approvals required under the Investment Company Act. If Third Point LLC were not our investment manager, we would potentially be required to liquidate our investment portfolio and we would seek to identify and retain another investment manager with a similar investment philosophy. If we could not identify or retain such an advisor, we would be required to make substantial modifications to our investment strategy. Any such changes to our investment strategy could significantly and negatively impact our investment results, financial condition and our ability to implement our business strategy.

If at any time it were established that we had been operating as an investment company in violation of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, that we could be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions undertaken during the period in which it was established that we were an unregistered investment company. If, subsequently, we were not permitted or were unable to register as an investment company, it is likely that we would be forced to cease operations.

To the extent that the laws and regulations change in the future so that contracts we write are deemed not to be reinsurance contracts, we will be at greater risk of not qualifying for the Investment Company Act exception. Additionally, it is possible that our classification as an investment company would result in the suspension or revocation of our reinsurance license.

Insurance regulators in the United States or elsewhere may review our activities and claim that we are subject to additional licensing requirements.

We do not presently expect that we will be admitted to do business in any jurisdiction other than Bermuda. In general, Bermuda insurance statutes, regulations and the policies of the BMA are less restrictive than United States state insurance statutes and regulations. We conduct business in the United States through our indirect subsidiary, Third Point Re USA. We do not believe that our U.S.-based operations subject us to licensing requirements in any state in which we operate. However, we cannot assure you that insurance regulators in the United States or elsewhere will not review our activities and claim that we are subject to such jurisdiction’s licensing requirements. In addition, we will be subject to indirect regulatory requirements imposed by jurisdictions that may limit our ability to provide reinsurance. For example, our ability to write reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies and proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-U.S. reinsurers such as us.

If in the future we were to become subject to regulation under the laws of any state in the United States or the laws of the United States or of any other country, we may consider various alternatives to our operations. If we attempt to become licensed in another jurisdiction, for instance, we may not be able to do so and the modification of the conduct of our business or the non-compliance with insurance statutes and regulations could significantly and negatively affect our business.

Our reinsurance subsidiaries are subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

In 2008, the BMA introduced risk-based capital standards for insurance companies as a tool to assist the BMA both in measuring risk and in determining appropriate levels of capitalization. The amended Bermuda insurance statutes and regulations pursuant to the risk-based supervisory approach required additional filings by insurers to be made to the BMA. The required statutory capital and surplus of our Bermuda-based operating subsidiaries increased under the Bermuda Solvency Capital Requirement model. While Third Point Re and Third Point Re USA, as they currently operate, currently have excess capital and surplus under these new requirements, there can be no assurance that such requirement or similar regulations, in their current form or as may be amended in the future, will not have a material adverse effect on our business, financial condition or results of operations. Any failure to meet applicable requirements or minimum statutory capital requirements could subject us to further examination or corrective action by regulators, including restrictions on dividend payments, limitations on our writing of additional business or engaging in finance activities, supervision or liquidation. Further, any changes in existing risk based capital requirements or minimum statutory capital requirements may require us to increase our statutory capital levels, which we might be unable to do.

Changes in law or regulations could cause a significant and negative impact on our reinsurance business.

From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Extreme turmoil in the financial markets may increase the likelihood of changes in the way the financial services industry is regulated. Governmental authorities worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future.

Our exposure to potential regulatory initiatives could be heightened by the fact that our principal operations are domiciled in Bermuda. Bermuda is a small jurisdiction and may be disadvantaged when participating in global or cross-border regulatory matters as compared with larger jurisdictions such as the United States or the larger European Union countries.

Because we are a Bermuda company, we are subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of increased regulatory supervision.

The Bermuda insurance and reinsurance regulatory framework recently has become subject to substantial change, in part in order to achieve equivalence under Solvency II, the EU regulatory regime enacted in November 2009 and that imposes new solvency and governance requirements across all EU Member States.

On November 26, 2015, the European Commission adopted a Delegated Act that recognizes Bermuda’s regulatory framework for insurance and reinsurance activities of companies with their head offices in Bermuda, as well as for supervision of insurance and reinsurance groups, with the exception of captives and special purpose insurers, as being fully equivalent to regulatory standards applied to European insurance and reinsurance companies and groups in accordance with the requirements of Solvency II. The Delegated Act was confirmed on March 24, 2016 and was applied retroactively to January 1, 2016, the date Solvency II came into effect. The EC’s decision followed substantial changes to Bermuda’s regulatory framework, including the adoption of the Insurance Amendment (No 2) Act 2015 in July 2015 that entered into force on January 1, 2016, the amendment to the Insurance Code of Conduct with effect from July 2015 and the adoption of revised insurance prudential rules by the BMA that entered into force on January 1, 2016. As many of these changes only came into effect on January 1, 2016, their impact on insurers and reinsurers on companies subject to Bermudian regulation, such as Third Point Re and Third Point Re USA, is unclear.

While we cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.

Bermuda insurance laws regarding the change of control of insurance companies may limit the acquisition of our shares.

Under Bermuda law, for so long as we have an insurance subsidiary registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10% or more of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offence. This may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

Risks Relating to Taxation

In addition to the risk factors discussed below, we advise you to read “Certain Tax Considerations” and to consult your own tax advisor regarding the tax consequences to you of your investment in our shares.

We may be subject to United States federal income taxation.

We are incorporated under the laws of Bermuda and we believe that our activities, as currently conducted (including through our U.S.-based subsidiary, Third Point Re USA) and as contemplated, will not cause us to be treated as engaging in a United States trade or business and will not cause us to be subject to current United States federal income taxation on our net income, except with respect to Third Point Re USA, which is treated as a domestic corporation for U.S. federal income tax purposes. However, because there are no definitive standards provided by the Internal Revenue Code of 1986 as amended or the Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature and must be made annually, we cannot assure you that the United States Internal Revenue Service, or the IRS, will not successfully assert that we are engaged in a trade or business in the United States or, if applicable under the income tax treaty between the U.S. and Bermuda (the “Bermuda Treaty”), engaged in a trade or business in the United States through a permanent establishment, and thus are subject to current United States federal income taxation. If we were deemed to be engaged in a trade or business in the United States (and, if applicable under the Bermuda Treaty, were deemed to be so engaged through a permanent establishment), Third Point Re generally would become subject to United States federal income tax on its income “effectively connected” (or treated as effectively connected) with the U.S. trade or business, and would become subject to the “branch profits” tax on its earnings and profits that are both effectively connected with the U.S. trade or business and deemed repatriated out of the United States. Any such federal tax liability could materially and adversely affect our operations and financial condition.

United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares.

Passive Foreign Investment Company (“PFIC”). Significant potential adverse U.S. federal income tax consequences generally apply to any United States person who owns shares in a PFIC. In general, either we and/or Third Point Re would be a PFIC for a taxable year if 75% or more of its income constitutes “passive income” or 50% or more of its assets were held to produce “passive income.” Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business. This exception for insurance companies is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. However, there is very little authority as to what constitutes the active conduct of an insurance business for purposes of the PFIC rules. The IRS has notified taxpayers in IRS Notice 2003-34 that it intends to scrutinize the activities of certain insurance companies located outside of the United States, including reinsurance companies that invest a significant portion of their assets in alternative investment strategies, to determine whether such companies qualify for the active insurance company exception in the PFIC rules. The IRS recently proposed regulations concerning the active insurance company exception. The proposed regulations provide that the active conduct of an insurance business must include the performance of substantial managerial and operational services by an insurance company’s own employees and officers. The activities of independent contractors and employees of affiliates are not sufficient to satisfy this requirement. The proposed regulations also clarify that income from investment assets held by an insurance company to meet its obligations under insurance and annuity contracts will not be treated as passive income for PFIC purposes. However, the IRS did not propose a specific method for determining the portion of an insurance company’s assets that are held to meet obligations under insurance and annuity contracts, and solicited comments on appropriate approaches. At this time it is unclear whether final regulations will include a specific methodology and how any such methodology would apply to us. The proposed regulations will be effective when issued in final form.

We believe that our financial reserves are consistent with industry standards and are not in excess of the reasonable needs of our insurance business, that we are actively engaged in insurance activities that involve sufficient transfer of risk, and that our employees and officers provide substantial managerial and operational services. However, we cannot assure you the IRS will agree with our position and will not successfully assert that we do not qualify for the insurance exception. Moreover, our expectation with respect to any taxable year is based on the amount of risk that we expect to underwrite during that year. If we are unable to underwrite a sufficient amount of risk for any taxable year, we and/or Third Point Re might be treated as a PFIC. Furthermore, in certain circumstances, we may seek to manage the volatility of our reinsurance results by writing policies that contain certain contractual terms and conditions (such as loss ratio caps), which may cause the IRS to assert that such policies lack sufficient risk transfer to constitute insurance for United States federal income tax purposes, increasing the risk that we and/or Third Point Re may be treated as a PFIC. Counsel to the Company and its subsidiaries (the “Group”) have never provided an opinion regarding the Group’s PFIC status due to the absence of applicable authority regarding the active insurance company exception and the dependence of the Group’s PFIC status on the actual operational results and other relevant facts for each taxable year. Readers are urged to consult their own tax advisors to assess their tolerance of this risk.

The proposed “Tax Cuts and Jobs Act” (H.R. 1), released by the U.S. House of Representatives on November 2, 2017 (the “House Tax Bill”) would modify the insurance exception to apply to a company only if (i) the company would be taxed as an insurance company were it a U.S. corporation and (ii) either (A) loss and loss adjustment expenses and certain reserves constitute more than 25% of the company’s gross assets for the relevant year or (B) loss and loss adjustments expenses and certain reserves constitute more than 10% of the company’s gross assets for the relevant year and, based on the applicable facts and circumstances, the company is predominantly engaged in an insurance business and the failure of the company to satisfy the preceding 25% test is due solely to run-off related or rating-related circumstances involving the insurance business. The markup of proposed tax reform legislation by the Senate Committee on Finance released on November 9, 2017 (the “Senate Tax Bill”) includes a similar provision. If any such legislation were enacted in its current form, no assurance can be given that we would be able to operate in a manner to satisfy these requirements in any given year. No assurance can be given as to whether such legislation will be adopted and if so, in what form. Moreover, as discussed above, there can be no assurance as to what methodologies the proposed regulations will adopt for determining the portion of an insurance company’s assets that are held to meet obligations under insurance and annuity contracts, or whether the proposed regulations will be enacted in their current form.

If a “United States person” holds our shares as “capital assets” within the meaning of section 1221 of the Code during any taxable year in which we and/or Third Point Re are treated as PFICs, such shares will generally be treated as stock in a PFIC for all subsequent years. Certain elections designed to mitigate the adverse consequences of owning shares in a PFIC, including a “Protective QEF Election,” may be available. If you are a United States person, we advise you to consult your own tax advisor concerning the potential tax consequences to you under the PFIC rules, the advisability of making one of these elections and to assess your tolerance of this risk.

Controlled Foreign Corporations (“CFC”). United States persons who, directly or indirectly or through attribution rules, own 10% or more of the voting power of our shares, which we refer to as United States 10% shareholders, may be subject to the CFC rules. Under the CFC rules, each United States 10% shareholder must annually include its pro rata share of the CFC’s “subpart F income,” even if no distributions are made. In general (subject to the special rules applicable to “related person insurance income” described below), a foreign insurance company will be treated as a CFC only if United States 10% shareholders collectively own more than 25% of the total combined voting power or total value of the company’s shares for an uninterrupted period of 30 days or more during any year. We believe that the restrictions placed on the voting power of our shares should generally prevent shareholders who acquire shares from being treated as United States 10% shareholders of a CFC. We cannot assure you, however, that these rules will not apply to you. The Senate Tax Bill would change the definition of “United States 10% shareholder” to include United States persons who own 10% or more of the total value of a foreign corporation which, if enacted, would mean that the restrictions placed on the voting power of our shares would not be sufficient to prevent certain United States persons owning our stock from being treated as United States 10% shareholders. No assurance can be given as to whether such legislation will be adopted and if so, in what form. If you are a United States person we strongly urge you to consult your own tax advisor concerning the controlled foreign corporation rules.

Related Person Insurance Income. If (a) our gross income attributable to insurance or reinsurance policies pursuant to which the direct or indirect insureds or our direct or indirect United States shareholders or persons related to such United States shareholders equals or exceeds 20% of our gross insurance income in any taxable year; and (b) direct or indirect insureds and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of our shares, a United States person who owns any shares directly or indirectly on the last day of the taxable year would most likely be required to include its allocable share of our related person insurance income for the taxable year in its income, even if no distributions are made. We do not expect that it is likely that either or both of the 20% gross insurance income threshold or the 20% direct or indirect ownership threshold will be met. However, we cannot assure you that this will be the case. Consequently, we cannot assure you that a person who is a direct or indirect United States shareholder will not be required to include amounts in its income in respect of related person insurance income in any taxable year.

Dispositions of Our Shares. If a United States shareholder is treated as disposing of shares in a CFC of which it is a United States 10% shareholder, or of shares in a foreign insurance corporation that has related person insurance income and in which United States persons collectively own 25% or more of the voting power or value of the company’s share capital, any gain from the disposition will generally be treated as a dividend to the extent of the United States shareholder’s portion of the corporation’s undistributed earnings and profits, as the case may be, that were accumulated during the period that the U.S. shareholder owned the shares. In addition, the shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect United States shareholder. Although not free from doubt, we believe it would be reasonable for a United States person to take the position that these rules should not apply to dispositions of our shares because we should not have any United States 10% shareholders and will not be directly engaged in the insurance business. We cannot assure you, however, that the IRS will interpret the proposed regulations potentially applicable to such dispositions in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to dispositions of our shares.

United States tax-exempt organizations who own our shares may recognize unrelated business taxable income.

A United States tax-exempt organization may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to it. In general, subpart F insurance income will be allocated to a tax-exempt organization owning (or treated as owning) our shares if we are a CFC as discussed above and it is a United States 10% shareholder or we earn related person insurance income and the exceptions described above do not apply. We cannot assure you that United States persons holding our shares (directly or indirectly) will not be allocated subpart F insurance income. United States tax-exempt organizations should consult their own tax advisors regarding the risk of recognizing unrelated business taxable income as a result of the ownership of our shares.

Change in United States tax laws may be retroactive and could subject us to increased taxes and/or United States persons who own our shares to United States income taxation on our undistributed earnings and could adversely affect our operations and financial condition.

New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. The House Tax Bill would impose a 20% excise tax on certain payments by United States corporations to a related foreign corporation. If enacted in its present form, this could impose material incremental taxes on reinsurance transactions between Third Point Re USA and Third Point Re and as a result materially and adversely affect our operations and financial condition. The Senate Tax Bill also includes a minimum tax on certain payments by United States Corporations to foreign affiliates. No assurance can be given as to whether such legislation will be adopted and if so, in what form.

The tax laws and interpretations thereof regarding whether a company is engaged in a United States trade or business, is a CFC, has related party insurance income or is a PFIC are subject to change, possibly on a retroactive basis. The regulations regarding the application of the passive foreign investment company rules to an insurance company and regarding related party insurance income are in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

We may become subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) provisions.

The Foreign Account Tax Compliance provisions of the Code (“FATCA”) generally impose a 30% withholding tax regime with respect to (i) certain U.S. source income (including interest and dividends) and gross proceeds from any sale or other disposition after December 31, 2018, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) “foreign passthru payments” made by foreign financial institutions (“FFIs”) after December 31, 2018 (or, if later, the date on which the final U.S. Treasury Regulations that define (foreign passthru payments are published).

On December 19, 2013, the Bermuda Government entered into a “Model 2” intergovernmental agreement (“IGA”) with the United States to implement FATCA. If we and/or Third Point Re are treated as FFIs for the purposes of FATCA, under the Model 2 IGA, we and/or Third Point Re will be directed to register with the IRS and required to comply with the requirements of FATCA, including due diligence, reporting and withholding. Assuming registration and compliance with the terms of an agreement with the IRS (an “FFI Agreement”)

pursuant to a Model 2 IGA, an FFI would be treated as FATCA compliant and not subject to withholding. An FFI that satisfies the eligibility, information reporting and other requirements of the IGA will not be subject to the regular FATCA reporting and withholding obligations discussed below.

If the Company and/or Third Point Re are treated as FFIs for purposes of FATCA, withholdable payments and foreign passthru payments made to the Company and/or Third Point Re will be subject to a 30% withholding tax unless an FFI Agreement is in effect, pursuant to which the Company and/or Third Point Re would be required to provide information regarding its U.S. direct or indirect owners and to comply with other reporting, verification, due diligence and other procedures established by the IRS, including a requirement to seek waivers of non-U.S. laws that would prevent the reporting of such information. The IRS may terminate the FFI Agreement if the IRS notifies the Company and/or Third Point Re that it is out of compliance with the FFI Agreement and the Company and/or Third Point Re does not remediate the compliance failure. Even if the Company and/or Third Point Re are subject to an FFI Agreement, distributions to an investor that are treated as foreign passthru payments generally will be subject to a 30% withholding tax (a) if the investor fails to provide information or take other actions required for the Company and/or Third Point Re to comply with the FFI Agreement including, in the case of a non-U.S. investor, providing information regarding certain U.S. direct and indirect owners of the investor (and, in certain circumstances, obtaining waivers of non-U.S. law to permit such reporting), or (b) if the investor is an FFI, unless the investor (i) is subject to an FFI Agreement, (ii) establishes that an exemption applies or (iii) is required to comply with FATCA under an applicable IGA.

Under the regulations implementing FATCA, a foreign insurance company (or foreign holding company of an insurance company) that issues or is obligated to make payments with respect to an account is a foreign financial institution. For this purpose, insurance contracts treated as having “cash value” and annuity contracts issued or maintained by a financial institution are considered accounts, and certain term life insurance contracts are not considered accounts. Insurance companies that issue only property and casualty insurance contracts, or that only issue life insurance contracts lacking cash value (or that provide for limited cash value) generally would not be considered FFIs under the final regulations. However, a holding company may be treated as an FFI if it is formed in connection with or availed of by a collective investment vehicle, mutual fund, exchange traded fund, hedge fund, venture capital fund, leveraged buyout fund, or any similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. Moreover, a company may be treated as an FFI if its gross income is primarily attributable to investing, reinvesting, or trading in financial assets and the entity is managed by an FFI, or the entity functions or holds itself out as an investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. Even if the Company and/or Third Point Re are not treated as FFIs, then depending on whether the shares of the Company are treated as “regularly traded on one or more established securities markets” under the FATCA rules and whether the income and assets of Third Point Re meet the requirements for the treatment of Third Point Re as an “active NFFE,” withholdable payments to the Company and/or Third Point Re may be subject to a 30% withholding tax unless the Company and/or Third Point Re provide information regarding its U.S. direct or indirect owners.

There can be no certainty as to whether the Company and/or Third Point Re will be subject to the requirements imposed on FFIs under FACTA. We will use reasonable efforts to avoid the imposition of a withholding tax under FACTA, which may include the entering into of an FFI Agreement.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein contain forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this Prospectus. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	fluctuation in results of operations;

•	more established competitors;

•	losses exceeding reserves;

•	downgrades or withdrawal of ratings by rating agencies;

•	dependence on key executives;

•	dependence on letter of credit facilities that may not be available on commercially acceptable terms;

•	dependence on financing available through our investment accounts to secure letters of credit and collateral for reinsurance contracts;

•	potential inability to pay dividends;

•	inability to service our indebtedness;

•	limited cash flow and liquidity due to our indebtedness;

•	unavailability of capital in the future;

•	fluctuations in market price of our common shares;

•	dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting;

•	suspension or revocation of our reinsurance licenses;

•	potentially being deemed an investment company under U.S. federal securities law;

•	potential characterization of Third Point Reinsurance Ltd. and/or Third Point Re as a passive foreign investment company;

•	future strategic transactions such as acquisitions, dispositions, merger or joint ventures;

•	dependence on Third Point LLC to implement our investment strategy;

•	termination by Third Point LLC of our investment management agreements;

•	risks associated with our investment strategy being greater than those faced by competitors;

•	increased regulation or scrutiny of alternative investment advisers affecting our reputation;

•	Third Point Reinsurance Ltd. and/or Third Point Re potentially becoming subject to U.S. federal income taxation, including as a result of the bills currently proposed in the U.S. House of Representatives and Senate;

•	potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act;

•	changes in Bermuda or other law and regulation that may have an adverse impact on our operations; and

•	other risks and factors discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein are qualified by these cautionary statements. These forward-looking statements are made only as of the date presented, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of our common shares offered pursuant to this prospectus. We will not receive any proceeds from the sale of our common shares by the selling shareholders. The selling shareholders will bear the underwriting commissions and discounts attributable to their sale of our common shares, if any, and we will bear the remaining expenses.

DIVIDEND POLICY

We do not expect to declare or pay dividends on our common shares for the foreseeable future. Instead, we intend to retain future earnings, if any, to service our debt, finance the growth and development of our business and for working capital and general corporate purposes. Our ability to pay dividends to holders of our common shares in the future will be limited as a practical matter by our holding company structure and Third Point Re and Third Point Re USA’s classifications as Class 4 insurers. Any future determination to pay dividends on our common shares is subject to the discretion of our board of directors and will depend upon various factors, including our, Third Point Re and Third Point Re USA’s results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See “Business—Regulation—Restrictions on Dividends and Distributions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—General” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus for a description of the restrictions on our ability to pay dividends.

SELLING SHAREHOLDERS

The selling shareholders will be named in prospectus supplements from time to time.

PLAN OF DISTRIBUTION

General

The selling shareholders may sell the shares of our common shares covered by this prospectus using one or more of the following methods:

•	to or through underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through the distribution by any selling shareholder to its partners, members or shareholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Registration of our common shares covered by this prospectus does not mean that those securities necessarily will be offered or sold.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common shares by the selling shareholders may include the following information to the extent required by law:

•	the name or names of the selling shareholders and the amounts to be sold by them;

•	the terms of the offering;

•	the names of any underwriters or agents and the amounts of shares underwritten or purchased by each of them;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriter compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling shareholders may offer our common shares to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common shares, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common shares to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Any offering price and any discounts, concessions or commissions may be changed from time to time.

If the selling shareholders use an underwriter or underwriters to effectuate the sale of common shares, we and they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common shares, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling shareholders may also sell common shares from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling shareholders may sell common shares directly to purchasers. In this case, it may not engage underwriters or agents in the offer and sale of such shares.

Any underwriters, broker-dealers or agents that participate in the sale of the selling shareholders’ common shares or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling shareholders.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of common shares may engage in transactions with and perform other services for us in the ordinary course of their business for which they will receive ordinary compensation.

We are not aware of any plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of our common shares by the selling shareholders. We cannot assure you that the selling shareholders will sell any or all of our common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling shareholders will not transfer, devise or gift our common shares by other means not described in this prospectus. Moreover, common shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares it owns. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be a selling shareholder. The number of the selling shareholders’ shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged. In addition, the selling shareholders may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with such selling shareholders, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling shareholders may elect to make a pro rata in-kind distribution of the common shares to their members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common shares acquired in the distribution. A selling shareholder which is an individual may make gifts of shares of our common shares covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We and the selling shareholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common shares may be entitled to indemnification by us and/or the selling shareholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale of our common shares, until the distribution of the shares is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our common shares. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares. If the underwriters create a short position in our common shares in connection with an offering (that is, if they sell more shares than are set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing shares in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

VALIDITY OF COMMON SHARES

The validity of the common shares offered in this offering will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain other legal matters relating to the offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters with respect to the common shares may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Third Point Reinsurance Ltd. appearing in Third Point Reinsurance Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2016 (including schedules appearing therein), have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any accompanying prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated or deemed to be incorporated by reference into this prospectus or any accompanying prospectus supplement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement and the documents incorporated or deemed to be incorporated by reference therein, including the exhibits thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement and the documents incorporated or deemed to be incorporated by reference therein, including the exhibits and schedules thereto, are also available at your request, without charge, from Third Point Reinsurance Ltd., 3 Waterloo Lane, Pembroke, Bermuda HM 08.

We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You may also obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website.

You may access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (http://www.thirdpointre.com/investors/financial-information/sec-filings/default.aspx). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through, our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017 (SEC File No. 001-36052);

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 5, 2017, August 3, 2017 and November 9, 2017, respectively (SEC File No. 001-36052);

•	our Current Reports on Form 8-K filed with the SEC on February 23, 2017 (Item 8.01 and Exhibit 99.3 only), May 5, 2017, August 8, 2017 and November 8, 2017 (Item 5.02 and Exhibit 99.3 only);

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2017 (SEC File No. 001-36052) (only those parts incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016);

•	the description of share capital contained in the Registration Statement on Form 8-A, as filed with the SEC on August 8, 2013 (SEC File No. 001-36052); and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus.

You should read the information relating to us in this prospectus and any accompanying prospectus supplement together with the information in the documents incorporated or deemed to be incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of any of the documents incorporated or deemed to be incorporated by reference in this prospectus, without charge, by written or oral request directed to Third Point Reinsurance Ltd., 3 Waterloo Lane, Pembroke, Bermuda HM 08, Telephone: (441) 542 3300 or the Investor Relations portion of our website at http://www.thirdpointre.com/investors/financial-information/sec-filings/default.aspx or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information”. All other information contained on our website is not a part of this prospectus. Documents incorporated or deemed to be incorporated by reference in this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Third Point Reinsurance Ltd.

Common Shares

PROSPECTUS

November 13, 2017

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC Registration Fee	*
FINRA Filing Fee	—
Printing Fees and Expenses	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Transfer Agent Fees and Expenses	**
Miscellaneous	**

Total	**

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b) and Rule 457(r) under the Securities Act and is therefore not currently determinable.
**	These fees will be calculated based on the number of issuances and the amount of securities offered and accordingly cannot be estimated at this time.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for this purpose.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Indemnification Agreements

We have entered into indemnification agreements with our directors. The indemnification agreements provide that we will indemnify our directors or officers or any person appointed to any committee by the board of directors acting in their capacity as such in relation to any of our affairs for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

ITEM 16.	EXHIBITS

The exhibits to this registration statement on Form S-3 are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 17.	UNDERTAKINGS

Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1	Memorandum of Association of Third Point Reinsurance Ltd., is incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-189960), which was declared effective by the Securities and Exchange Commission on August 14, 2013 (the “Form S-1”).

3.2	Bye-laws of Third Point Reinsurance Ltd., is incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.

3.3	Certificate of Deposit of Memorandum of Increase of Share Capital of Third Point Reinsurance Ltd., is incorporated by reference to Exhibit 3.1.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2014.

3.4	Certificate of Incorporation of Third Point Re (USA) Holdings Inc., is incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed on February 27, 2015.

3.5	Bylaws of Third Point Re (USA) Holdings Inc., is incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2015.

4.1	Specimen Common Share Certificate, is incorporated by reference to Exhibit 4.1 to the Form S-1.

4.2	Registration Rights Agreement, by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011, is incorporated by reference to Exhibit 4.2 to the Form S-1.

4.3	Warrant to Purchase Common Shares issued to KEP TP Holdings, L.P., dated as of December 22, 2011, is incorporated by reference to Exhibit 4.3 to the Form S-1.

4.4	Warrant to Purchase Common Shares issued to KIA TP Holdings, L.P., dated as of December 22, 2011, is incorporated by reference to Exhibit 4.4 to the Form S-1.

4.5	Warrant to Purchase Common Shares issued to Pine Brook LVR, L.P., dated as of December 22, 2011, is incorporated by reference to Exhibit 4.5 to the Form S-1.

4.6	Warrant to Purchase Common Shares issued to P RE Opportunities Ltd., dated as of December 22, 2011, is incorporated by reference to Exhibit 4.6 to the Form S-1.

4.7	Warrant Subscription Agreement, by and among Third Point Reinsurance Ltd. and each of the signatories thereto, dated as of December 22, 2011, is incorporated by reference to Exhibit 4.7 to the Form S-1.

4.8	Agreement among Members by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011, is incorporated by reference to Exhibit 4.8 to the Form S-1.

4.9	Amended and Restated Founders Agreement, by and among Third Point Reinsurance Company Ltd., Third Point Reinsurance (USA) Ltd., KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook LVR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P. dated as of February 25, 2015, is incorporated by reference to Exhibit 4.9 to the Company’s Annual Report on Form 10-K filed on February 27, 2015.

4.10	Senior Indenture, dated as of February 13, 2015, among Third Point Re (USA) Holdings Inc., as issuer, Third Point Reinsurance Ltd., as guarantor, and The Bank of New York Mellon, as Trustee, is incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2015.

Exhibit Number	Exhibit Description

4.11	First Supplemental Indenture, dated as of February 13, 2015, among Third Point Re (USA) Holdings Inc., as issuer, Third Point Reinsurance Ltd., as guarantor, and The Bank of New York Mellon, as Trustee, is incorporated by reference to Exhibit 4.2 to the Company’s Current Report on From 8-K filed with the SEC on February 13, 2015.

4.12	7.00% Senior Note due 2025, is incorporated by reference to Exhibit 4.3 to the Company’s Current Report on From 8-K filed with the SEC on February 13, 2015.

5.1	Opinion of Conyers Dill & Pearman Limited.

8.1*	Opinion of Debevoise & Plimpton LLP as to Certain Tax Matters.

23.1	Consent of Ernst & Young Ltd.

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (contained on signature pages hereto).

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Third Point Reinsurance Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Country of Bermuda, on November 13, 2017.

THIRD POINT REINSURANCE LTD.

By:	/S/ Janice R. Weidenborner
	Name:	Janice R. Weidenborner
	Title:	Executive Vice President, Group General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Berger, J. Robert Bredahl and Janice R. Weidenborner, and each of them, his or her true and lawful attorneys-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this registration statement) and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either or them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 13, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ John R. Berger John R. Berger	Director, Chairman of the Board of Directors

/s/ J. Robert Bredahl J. Robert Bredahl	President and Chief Executive Officer (Principal Executive Officer)

/s/ Christopher S. Coleman Christopher S. Coleman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Christopher L. Collins Christopher L. Collins	Director

Signature	Title

/s/ Steven E. Fass Steven E. Fass	Director

/s/ Rafe de la Gueronniere Rafe de la Gueronniere	Director

/s/ Mary R. Hennessy Mary R. Hennessy	Director

/s/ Mark Parkin Mark Parkin	Director

/s/ Joshua L. Targoff Joshua L. Targoff	Director